Exhibit 11.1

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS

Statement Regarding Computation of                       Year to Date
Per Share Earnings                                      ended March 31,
                                                      --------------------
                                                      2000            1999
                                                      ----            ----

Basic earnings per share:
   Weighted-average shares outstanding              1,655,263        1,771,127
   Net income per share                            $      .53       $      .35

Diluted earnings per share:
   Weighted average shares outstanding              1,655,263        1,771,127
   Dilutive stock options                                  --           20,000
   Assumed repurchased under treasury
     stock method (1)                                      --          (19,056)
                                                   ----------       ----------
   Weighted-average common shares
     outstanding and common share
       equivalents                                  1,655,263        1,772,071
                                                   ----------       ----------

Net income                                         $  877,000       $  622,000
                                                   ==========       ==========
Diluted net income per share                       $      .53       $      .35
                                                   ==========       ==========

[FN]
(1)  20,000  shares  of  common  stock   equivalents   were  excluded  from  the
     computation of earnings per share at March 31, 2000 because they were antidilutive.

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